Exhibit 23.1
Deloitte
Deloitte Touche Tohmatsu
Auditores Independentes
Rua Alexandre Dumas, 1981
São Paulo — SP
04717-906 Brasil
Tel: + 55 (11) 5185-2444
Fax: + 55 (11) 5181-2911
www.deloitte.com.br
Companhia de Bebidas das Américas Brasileira de Bebidas - AmBev
São Paulo - SP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-4 of Companhia de Bebidas das Américas — AMBEV of our report dated February 26, 2007, except for the Notes 23 and 24 as to which the date is July 4, 2007, relating to the consolidated financial statements of Companhia de Bebidas das Américas — AMBEV, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of Companhia de Bebidas das Américas — AMBEV for the years ended December 31, 2006 and 2005. We did not audit the financial statements of Labatt Brewing Company Limited (“Labatt”) (a wholly-owned subsidiary of AmBev), which statements reflect total assets constituting of 7.3 percent of consolidated total assets and total revenues constituting of 24.9 percent and 13 percent of consolidated total revenues for the year ended December 31, 2005. Such financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiary, is based solely on the report of such other auditors.
We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.
/s/ Deloitte Touche Tohmatsu Auditores Independentes
DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES
September 19, 2008